                                                                  Exhibit (a)(1)

                           Offer to Purchase for Cash

                 All of the Outstanding Shares of Common Stock

                                       of

                                  FARR COMPANY

                                       at

                              $17.45 Net Per Share

                                       by

                            RATOS ACQUISITION CORP.

                          A Wholly Owned Subsidiary of

                         FORVALTNINGS AB RATOS (publ.)

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
            CITY TIME, ON MAY 1, 2000, WHICH DATE MAY BE EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE ("THE COMMON STOCK"), INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE COMMON STOCK ("THE RIGHTS" AND COLLECTIVELY WITH THE COMMON STOCK, THE "SHARES") OF FARR COMPANY (THE "COMPANY") REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER; AND (II) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 13.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                ----------------

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary, (2) follow the procedure for book-entry tender of Shares set forth in Section 3 or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights.

   The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

   Questions and requests for assistance may be directed to the Information Agent (as defined herein) at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                                ----------------

                     The date of this Offer to Purchase is:

                             Tuesday, April 4, 2000

                               SUMMARY TERM SHEET

   This summary highlights important and material information from this Offer to Purchase but does not purport to be complete. To fully understand the offer described in this document and for a more complete description of the terms of the offer described in this document, you should read carefully this entire Offer to Purchase and Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary.

 .  WHO IS OFFERING TO BUY MY SECURITIES?

   Ratos Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Forvaltnings AB Ratos, is offering to buy your securities as described in this document. Acquisition Corp. was incorporated to, among other things, facilitate the offer described in this document and has no business operations. Ratos, a Swedish corporation, is one of Sweden's oldest and largest private equity companies; it is listed on the Stockholm Stock Exchange. See
Section 9 of this document for further information about the offerors.

   The offer for your securities was precipitated by an attempt by Ratos to acquire an interest in another air filter manufacturer, the Swedish corporation Camfil AB, in the fall of 1999. Cognizant of Ratos' interest in Camfil, representatives from Camfil approached Ratos when they received an invitation to make a bid for Farr Company in December, 1999. Ratos and Camfil subsequently came to an agreement whereby Ratos would purchase Farr, but would have the option (but not the obligation) generally to require Camfil to purchase its shares of Farr should Farr be taken private following the merger of Acquisition Corp. into Farr. Ratos is not obligated to exercise this put option and the offer for your securities is in no respect conditioned upon the exercise of this option. In spite of the fact that Camfil is not offering to purchase your securities, further information about Camfil is provided in Section 9 of this document.

 .  WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

   Acquisition Corp. is offering to buy all of the shares of Common Stock, par value $0.10 per share, of Farr including the associated rights to purchase shares of Common Stock. For more information about the rights to purchase Common Stock or the conditions to which the offer is subject, see Section 1 and
Section 13 of this Offer to Purchase, respectively.

 .  HOW MUCH IS ACQUISITION CORP. OFFERING TO PAY AND WHAT IS THE FORM OF
   PAYMENT?

   Acquisition Corp. is offering to pay $17.45, net to the seller in cash, for each share of Common Stock, including the associated rights to purchase Common Stock, of Farr. See Section 1 of this document for information about the terms of the offer.

 .  DOES ACQUISITION CORP. HAVE THE FINANCIAL RESOURCES TO PAY FOR MY
   SECURITIES?

   Yes. Acquisition Corp. will receive the funds to pay for your shares from Ratos, which will be financing the offer described in this document with cash on hand and liquid invested assets. See Section 12 of this document for more information about how Acquisition Corp. and Ratos will finance the offer.

 .  IS ACQUISITION CORP.'S FINANCIAL CONDITION RELEVANT TO MY DECISION OF
   WHETHER TO TENDER IN THE OFFER?

   Since the offer is for cash and is not subject to any financing condition, Acquisition Corp.'s financial condition should not be relevant to your decision of whether to tender your shares in the offer.

 .  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE INITIAL OFFERING
   PERIOD?

   You may tender your shares into the offer until May 1, 2000, which is the scheduled expiration date of the offering period, unless Acquisition Corp. decides to extend the offering period or provide a subsequent offering period. See Section 3 of this document for information about tendering your shares.

 .  CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

   Yes, Acquisition Corp. may elect to extend the offer by issuing a press release by 9:00 a.m. on the next business day following the scheduled expiration date of the offer which states the length of the extension and the approximate number of shares tendered to date. See Section 1 of this document for information about extension of the offer.

 .  WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

   Following the satisfaction of all the conditions to the offer and the acceptance of and payment for all the shares tendered during the offering period, Acquisition Corp. may elect to provide a subsequent offering period, although Acquisition Corp. currently has no intention to do so.

 .  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

   Acquisition Corp. will announce by press release any extension of the offer no later than 9:00 A.M., New York City time, on the next day after the previously scheduled expiration date. See Section 1 of this document for more information about extension of the offer. If Acquisition Corp. determines to provide a subsequent offering period, it will publicly disclose its intentions by issuing a press release no later than 9:00 a.m., New York City time, five business days prior to the expiration date of the offering period.

 .  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

   The offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of shares of Common Stock, including the associated rights to purchase shares of Common Stock, representing at least a majority of the outstanding shares of Common Stock on a fully diluted basis as of the date the shares are accepted for payment pursuant to the offer; and (ii) the expiration or termination of any and all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder. The offer is not conditioned upon the expiration of any waiting periods under the Hart-Scott-Rodino Act in connection with the exercise by Ratos of its right to require Camfil to purchase Ratos' shares of the corporation surviving the merger of Acquisition Corp. and Farr, which action, should it occur, would require separate filings by Camfil and Ratos under the Hart-Scott-Rodino Act. For a complete description of all of the conditions to which the offer is subject, see Section 13 of this document.

 .  HOW DO I TENDER MY SHARES?

   If you hold the certificates for your shares, you should complete the enclosed Letter of Transmittal and enclose all of the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your shares for you in "street name" you must instruct your broker to tender your shares on your behalf. In any case, the Depositary must receive all required documents prior to May 1, 2000, which is the expiration date of the offer, unless Acquisition Corp. decides to extend the offer. If you cannot comply with any of these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See Section 3 of this document for more information on the procedures for tendering your shares.

 .  UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

   The tender of your shares may be withdrawn at any time prior to the expiration date of the offering period. There will be no withdrawal rights during any subsequent offering period. See Section 4 of this document for more information.

 .  HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

   You (or your broker if your shares were held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the shareholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. For complete information about the procedures for withdrawing your previously tendered shares, see Section 4 of this document.

 .  WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

   The Board of Directors of Farr has unanimously determined that the offer and the merger are fair to and in the best interests of Farr and its stockholders and has unanimously approved the offer and the merger agreement and unanimously recommends that Farr's stockholders accept the offer and tender their shares of Common Stock pursuant to the offer.

 .  IF ACQUISITION CORP. CONSUMMATES THE TENDER OFFER, WHAT ARE ITS PLANS WITH
   RESPECT TO ALL THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

   If at least a majority of the shares of Common Stock of Farr are tendered in the offer, we intend to cause a merger to occur between Acquisition Corp. and Farr in which you will also receive $17.45 in cash, subject to your right to dissent and demand the fair cash value of your shares. If we do not receive at least a majority of the shares, we do not presently intend to acquire any shares.

 .  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

   The purchase of shares by Acquisition Corp. will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares, which could adversely affect the liquidity and market value of the remaining shares held by the public. The shares may also cease to be quoted on NASDAQ. Also, Farr may cease making filings with the SEC or otherwise being required to comply with the SEC's rules relating to publicly held companies. As soon as possible, and in any event immediately following the merger of Acquisition Corp. and Farr, Ratos intends to cause the shares of Farr to cease to be quoted on NASDAQ and to cease to be registered under the Securities Exchange Act of 1934, as amended. See Section 7 of this document for complete information about the effect of the offer on your shares.

 .  WHAT WAS THE MARKET VALUE OF MY SHARES AS OF MARCH 24, 2000?

   On March 24, 2000, the last full trading day prior to the public announcement of the offer, the reported closing price on NASDAQ of the Farr Common Stock was $11.875 per share. Thus, the offer represents a 47% premium over the closing price of the Farr Common Stock on March 24, 2000 (and a premium of 67% over the average closing price of the Farr Common Stock during the previous 30 days). You should obtain a recent market quotation for shares of Farr Company Common Stock in deciding whether to tender your shares. See
Section 6 of this document for recent high and low sales prices for the shares.

 .  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

   If you have questions or you need assistance you should contact the Information Agent at the following address and applicable telephone number:

  Georgeson Shareholder Communications Inc.
  17 State Street
  10th Floor
  New York, New York 10004
  Banks and Brokers Call Collect: (212) 440-9800
  All Others Call Toll Free: (800) 223-2064

                               TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
SUMMARY TERM SHEET........................................................    i

Introduction..............................................................    1
   1. Terms of the Offer..................................................    2
   2. Acceptance for Payment and Payment for Shares.......................    4
   3. Procedure for Tendering Shares......................................    5
   4. Rights of Withdrawal................................................    7
   5. Certain Federal Income Tax Consequences of the Offer................    8
   6. Price Range of Shares...............................................    9
   7. Effect of the Offer on the Market for the Shares, Stock Quotation,
      Margin Regulations and Exchange Act Registration....................    9
   8. Certain Information Concerning the Company..........................   10
   9. Certain Information Concerning Purchaser, Ratos and Camfil..........   13
  10. Background of the Offer; Contacts with the Company..................   14
  11. Purpose of the Offer; Plans for the Company; the Merger.............   17
  12. Source and Amount of Funds..........................................   24
  13. Certain Conditions of the Offer.....................................   24
  14. Dividends and Distributions.........................................   26
  15. Certain Legal Matters...............................................   26
  16. Fees and Expenses...................................................   29
  17. Miscellaneous.......................................................   29

Schedule A  Information Concerning the Directors and Executive Officers of
            Ratos and Purchaser...........................................  A-1
Schedule B  Information Concerning the Directors and Executive Officers of
            Camfil........................................................  B-1

                   To the Holders of Shares of Farr Company:

Introduction.

   RATOS ACQUISITION CORP., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of FORVALTNINGS AB RATOS (publ.), a Swedish corporation ("Ratos"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.10 per share (the "Common Stock"), including the associated rights to purchase Common Stock (the "Rights") issued pursuant to the Rights Agreement, dated as of April 3, 1989 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., (the "Rights Agent") (successor under the Rights Agreement to Security Pacific National Bank), as amended (the Common Stock and the Rights together are referred to herein as the "Shares") of FARR COMPANY, a Delaware corporation (the "Company") at $17.45 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase and any amendments or supplements thereto, the "Offer") Stockholders of record who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by Ratos pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Georgeson Shareholder Communications Inc. (the "Information Agent"). Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to the Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER; AND (II) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE REGULATIONS THEREUNDER. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 13.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

   The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 26, 2000, among the Company, Ratos and Purchaser, pursuant to which, after the completion of the Offer, Purchaser will be merged with and into the Company (the "Merger") and each issued and outstanding Share (other than Shares owned by the Company in treasury or by any subsidiary of the Company, owned by Ratos, Purchaser or any other subsidiary of Ratos or Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights ("Dissenting Stockholders") pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $17.45 or any different amount per Share paid pursuant to the Offer (the "Merger Consideration"). As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become a wholly owned subsidiary of Ratos.

   Tucker Anthony Cleary Gull ("Tucker Anthony"), the Company's financial advisor, delivered to the Board of Directors of the Company on March 26, 2000, a written opinion that, as of the date of the written opinion, the cash consideration to be received in the Offer and the Merger by holders of Shares was fair to holders of Shares from a financial point of view. A copy of the Tucker Anthony opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which will be sent to holders of Shares of the Company contemporaneously with or shortly after the delivery of this Offer to Purchase, and stockholders are urged to read the opinion in its entirety. The opinion sets forth the procedures followed, matters reviewed and assumptions made by Tucker Anthony.

   According to the Company, as of March 24, 2000 there were 7,294,519 Shares outstanding and there were 697,200 Shares reserved for issuance under then-current outstanding stock options pursuant to the Company's stock option and incentive plans. Simultaneously with entering into the Merger Agreement, Ratos and Purchaser entered into an Agreement, dated as of March 26, 2000 (the "Tender Agreement"), with each member of the Company's Board of Directors, these being Robert Batinovich, Richard P. Bermingham, Dennis R. Brown, Frederick Gerstell, John C. Johnston, John J. Kimes, H. Jack Meany and John A. Sullivan (each a "Director") wherein each Director agreed to tender his Shares (including any and all options to purchase Shares) into the Offer, subject to a right of withdrawal should the Company receive an offer that is, among other things, more favorable to the Company's stockholders from a financial point of view than the Offer. See "Background of the Offer; Contacts with the Company."

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 1.Terms of the Offer.

   Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on May 1, 2000, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 12:00 Midnight, New York City time, on May 1, 2000, as such may be extended, is referred to as the "Offering Period."

   Purchaser may elect, in its sole discretion, to provide a subsequent offering period of 3 to 20 business days (the "Subsequent Offering Period"). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which shareholders may tender Shares not tendered during the Offering Period. Any decision to provide a Subsequent Offering Period will be announced at least five business days prior to the expiration of the Offering Period and Purchaser will announce the approximate number and percentage of securities deposited as of the expiration of the Offering Period no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offering Period, and such securities will be immediately accepted and promptly paid for. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period. Purchaser does not currently intend to provide a Subsequent Offering Period.

   Pursuant to the Rights Agreement and a Rights dividend, the record date for which was April 17, 1989, the Company issued to each shareholder one Right to purchase Common Stock for each share of Common Stock held by such shareholder. The purchase price for each share of Common Stock pursuant to the exercise of two Rights was set at $40, subject to adjustment for stock splits, etc. A Right may be exercised upon, among other things, the expiration of ten days following the public announcement of the intent of any person to commence a tender offer that would result in the person becoming the beneficial owner of shares of Common Stock totaling more than 30% of the outstanding Common Stock of the Company. Via an amendment dated as of March 26, 2000 (the "Rights Agreement Amendment"), the Company and the Rights Agent agreed to amend the Rights Agreement such that, so long as the Merger Agreement has not been terminated pursuant to the termination provisions thereof, the Rights shall not be exercisable. Rights are presently evidenced by the certificates for the Common Stock and the tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. In any event, the Rights Agreement Amendment provides that the Rights shall expire immediately prior to the consummation of the Offer.

   Subject to the terms of the Merger Agreement (see Section 11) and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion (subject to the Merger Agreement), at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the conditions specified in Section 13 and (ii) to waive any condition (other than the Minimum Tender Condition) and to set forth or change any other term of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof, provided that, unless previously approved by the Company in writing, no provision may be set forth or changed which decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth herein, amends any other term of the Offer in a manner adverse to the holders of the Shares, extends the Offer other than in accordance with the Merger Agreement, or amends the Minimum Tender Condition. If Ratos elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

   Pursuant to the Merger Agreement, if one or more of the conditions set forth in paragraphs (a), (b) or (c) of Section 13 are not satisfied on any scheduled Expiration Date, then, if all such conditions are reasonably capable of being satisfied prior to May 31, 2000, and so long as the Merger Agreement has not been terminated and the Company's Board of Directors has not withdrawn or changed in a manner adverse to Ratos its recommendation of the Offer or the Merger or recommended another offer for the acquisition of the Company, or resolved to do any of these things, Purchaser shall extend the Offer from time to time (each such extension not to exceed ten business days after the previously scheduled Expiration Date) until such conditions are waived or satisfied, provided that Purchaser shall not be required to extend the Offer beyond May 31, 2000.

   Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

   Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

   If, during the Offering Period, Purchaser, if previously approved by the Company in writing, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares (the consent of the Company not being required in connection with an increase in the consideration offered), such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

   The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

 2.Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 13. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

   If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

   If, prior to the Expiration Date, we increase the price offered to holders of Shares in the Offer, we will pay the increased price to all holders of Shares that we purchase in the Offer, whether or not the Shares were tendered before the increase in price.

   Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Ratos the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

 3.Procedure for Tendering Shares.

   Valid Tender. To tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

   The Rights presently are transferred only with the certificates for Common Stock and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. In any event, the Rights Agreement Amendment provides that the Rights shall expire immediately prior to the consummation of the Offer.

   Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   THE METHOD OF DELIVERY OF COMMON STOCK, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY

CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares or Rights) of Shares and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) Common Stock and the associated Rights, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and
(c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest on the purchase price of the Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   Tender Constitutes an Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after March 27, 2000. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

   Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 11 to the Letter of Transmittal.

 4.Rights of Withdrawal.

   Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 3,

2000. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

   For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, Ratos, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

   If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

 5.Certain Federal Income Tax Consequences of the Offer.

   Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year.

   THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

 6.Price Range of Shares.

   The Shares are traded on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "FARC". The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on the Nasdaq National Market based upon public sources:

                                                                   Sales Price
                                                                 ---------------
                                                                  High     Low
                                                                 ------- -------
     Calendar Year
     1998:
       First Quarter............................................ $13.000 $ 9.000
       Second Quarter...........................................  14.328  10.500
       Third Quarter............................................  13.000   9.000
       Fourth Quarter...........................................  10.625   8.250
     1999:
       First Quarter............................................  10.000   8.500
       Second Quarter...........................................  11.000   7.938
       Third Quarter............................................  11.000   9.125
       Fourth Quarter...........................................  10.000   7.500
     2000:
       First Quarter............................................  17.187   9.125

   The Rights trade together with the Common Stock. On March 24, 2000, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price on the Nasdaq National Market was $11.875 per Share. On April 3, 2000, the last full trading day prior to commencement of the Offer, the reported closing price on the Nasdaq National Market was $17.125 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

 7. Effect of the Offer on the Market for the Shares, Stock Quotation, Margin Regulations and Exchange Act Registration.

   Market for Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Stock Quotation. The shares of Common Stock are listed on the Nasdaq National Market. Following the Expiration Date, it is Ratos' intention to delist the shares of Common Stock from the Nasdaq National Market and to cause the shares of Common Stock to cease to be registered under the Exchange Act. According to published guidelines of the National Association of Securities Dealers, the Shares might no longer be eligible for quotation on the Nasdaq National Market if, among other things, either (x) the number of Shares publicly held was less than 750,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $5,000,000, net tangible assets were less than $4,000,000 and there were fewer than two registered and active market makers for the Shares, or (y) the number of Shares publicly held was less than 1,100,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $15,000,000, there were fewer than four registered and active market makers, and either (w) the Company's market capitalization was less than $50,000,000 or (z) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years, was less than $50,000,000. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to information furnished to Purchaser by the Company, as of the close of business on March 24, 2000, there were 391 holders of record of Shares not including beneficial holders of Common Stock in street name and there were 7,294,519 Shares outstanding.

   If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be therefor adversely affected. It is possible that the Shares would be traded or quoted on securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers Automated Quotation System, Inc. ("NASDAQ") or other sources. The extent of the public market for the shares of Common Stock and associated Rights and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the shares of Common Stock and associated Rights remaining at such time, the interest in maintaining a market in the shares of Common Stock and associated Rights on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

   Margin Regulations. The shares of Common Stock are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares of Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, the shares of Common Stock might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the shares of Common Stock would be ineligible as collateral for margin loans made by brokers.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

 8.Certain Information Concerning the Company.

   The Company is a Delaware corporation with its principal executive offices located at 2201 Park Place, El Segundo, California 90425 (telephone number:
(310) 727-6300). According to information furnished to Purchaser by the Company, as of the close of business on March 24, 2000, there were 391 holders of record of Shares not including beneficial holders of Common Stock in street name and there were 7,294,519 Shares outstanding. For information regarding the recent high and low sales prices on NASDAQ for the shares of Common Stock, see
Section 6 of this Offer to Purchase. The following description of the Company and its business set forth below has been taken from the Company's Annual Report for the fiscal year ended January 1, 2000 on Form 10-K (the "Form 10-K"), filed with the SEC on March 27, 2000, and is qualified in its entirety by reference to the Company's Form 10-K:

  Farr Company and its subsidiaries are engaged in the design, development, manufacture, sale and service of filters and filtration systems. These products are used for a wide variety of applications, including heating, ventilation and air conditioning systems, manufacturing and process cleanrooms, special application filters for original equipment manufacturers, diesel-powered truck engines, railroad locomotives, dust collection systems and gas turbines. Air filter efficiencies range from 20 percent in disposable products to 99.9999+ percent in cleanroom products. Products are available as standard items or may be custom engineered. They range in size and complexity from a small throwaway air filter to large gas turbine systems with a single filter component module weighing in excess of twenty tons.

   Set forth below is certain summary consolidated financial information for each of the Company's last three fiscal years for the period ended December 31 as contained in the Company's Form 10-K. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

                                  FARR COMPANY

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                                  Fiscal Year Ended December 31
                                                  -----------------------------
                                                    1999      1998      1997
Income Statement Data
Net sales........................................ $ 116,520 $ 122,285 $ 125,762
Income before income taxes.......................    11,175    10,993    11,240
Income tax provision.............................     4,002     3,778     3,865
Net income.......................................     7,173     7,205     7,375

Per share:
  Basic earnings per common share................ $    0.95 $    0.87 $    0.90
  Diluted earnings per common share..............      0.93      0.86      0.88

Balance Sheet Data
Current assets................................... $  41,808 $  39,090 $  41,007
Total assets.....................................    63,011    59,901    60,828
Current liabilities..............................    17,300    14,565    19,270
Long-term debt, net of current portion...........       --        --        --
Stockholders' investment.........................    41,278    42,054    38,507

   Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Ratos, Purchaser and the Information Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Ratos, Purchaser and the Information Agent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Ratos, Purchaser or the Information Agent.

                   CERTAIN FINANCIAL PROJECTIONS (UNAUDITED)

   In the course of the discussions between representatives of the Company and representatives of Ratos, Ratos' representatives were provided with certain projections of the future operating performance of the Company prepared by the Company's management for fiscal years 2000-2003, including projections of revenue and earnings before interest, income taxes, depreciation and amortization. Such information has been set forth below for the limited purpose of giving stockholders access to projections by the Company's management that were available for review by Ratos in connection with the Offer:

   The projected financial information set forth below necessarily reflects numerous assumptions with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company or Ratos' control, and does not take into account any changes in the Company's operations or capital structure which may result from the Offer and the Merger. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that the Company or any other person who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of the Company, Ratos or any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and the Company has made no representation to Purchaser regarding such information.

                                                  Years Ended December 31,
                                             -----------------------------------
                                               2000     2001     2002     2003
                                             -------- -------- -------- --------
                                                       (in thousands)
Revenue..................................... $129,666 $152,463 $182,919 $213,690
EBITDA*..................................... $ 16,124 $ 22,118 $ 30,984 $ 40,287

--------
*Earnings before interest, income taxes, depreciation and amortization

   CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS. Certain matters discussed herein, including without limitation, the projections set forth above, are forward-looking statements that involve risks and uncertainties. Such information has been included in this Offer to Purchase for the limited purpose of giving stockholders access to projections generated by the Company's management that were made available to Ratos. The foregoing projections were based on assumptions concerning the Company's operations and business prospects during the years 2000-2003, inclusive, including the assumption that the Company would continue to operate under the same ownership structure as then existed. The Company's projections were also based on other revenue, expense and operating assumptions. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Such uncertainties and contingencies include, but are not limited to, changes in the economic conditions in which the Company operates, greater than anticipated competition or price pressures, new product offerings, better or worse than expected customer growth resulting in the need to expand operations and make capital investments, and the impact of investments required to enter new markets. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, the Company's projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts, and are included in this Offer to Purchase only because such information was made available to Ratos by the Company. Neither Ratos nor the Company's independent accountants have examined, compiled or applied any agreed upon procedures to this information, and, accordingly, do not express an opinion or any form of assurance with respect thereto and assume no responsibility for this information. Neither Ratos nor the Company nor any other party assumes any responsibility for the accuracy or validity of the foregoing projections of the Company. Neither Ratos nor the Company intends to provide any updated information with respect to any forward-looking statements.

   Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C., 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Web Site at http://www.sec.gov.

 9.Certain Information Concerning Purchaser, Ratos and Camfil.

   Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. Purchaser is an indirect wholly owned subsidiary of Ratos. The principal executive offices of Purchaser and Ratos are located at Drottninggatan 2, SE-111 96, Stockholm, Sweden (telephone number: +46-8-700-17-00). Purchaser and Ratos have made no arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

   Forvaltnings AB Ratos (publ.), a publicly traded Swedish corporation listed on the Stockholm Stock Exchange, is one of Sweden's oldest and largest private equity companies. Ratos' business concept is to maximize shareholder value through the professional and responsible management of its investments, including an active involvement in the governance of its portfolio companies. The net asset value of Ratos' investments exceeds $1.2 billion. The company's current holdings include: Scandic Hotels, Telelogic, Dahl, Superfos, Capona, Esselte, DataVis, Telia Overseas and ACE.

   Additional information concerning Ratos is set forth in Ratos' 1999 Annual Report, which can be obtained on Ratos' Web Site at www.ratos.se.

   The name, citizenship, business address, business telephone number, current principal occupation (including the name and principle business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name and principle business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Purchaser and Ratos is set forth on Schedule A to this Offer to Purchase.

   Neither Purchaser nor Ratos, nor, to the best of their knowledge, any of the persons listed on Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in Shares in the past 60 days. Neither Purchaser nor Ratos has purchased any Shares during the past two years.

   Except as set forth in Section 10, since April 1, 1998, there have been no negotiations, transactions or material contacts between Ratos or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, nor to the best knowledge of Purchaser and Ratos have there been any negotiations or material contacts between subsidiaries, executive officers and directors. Except as described in Section 10, neither Purchaser nor Ratos, nor, to the best of their knowledge, any of the persons listed on Schedule A hereto, has since April 1, 1998, had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

   Camfil AB. Ratos and Camfil AB ("Camfil") are parties to a Share Exchange Option Agreement pursuant to which Camfil has granted Ratos a put option that will permit Parent to require Camfil to purchase the shares of the Surviving Corporation in exchange for a minority equity interest in Camfil. The Share Exchange Option Agreement is summarized in Section 11 of this Offer to Purchase. Prior to November 1, 2000, the put option may only be exercised if the shares of Common Stock of the Company have been delisted from the Nasdaq National Market and have ceased to be registered under the Exchange Act. In any event, given the presence of the Minimum Condition, prior to exercising its right to require Camfil to purchase all of the shares of the Surviving Corporation, ALL of the current shareholders of the Company, excluding the Company, any subsidiaries of the Company and those shareholders who have properly perfected appraisal rights under Delaware law will have been paid the Merger Consideration owed to them in exchange for their shares pursuant to the Offer or in accordance with the terms of the Merger Agreement and the Surviving Corporation will have become a wholly owned subsidiary of Ratos. Neither the Offer nor the Merger is conditioned upon the exercise of the above-mentioned put option by Ratos; nor, as discussed in Section 12, is the Offer or the Merger conditioned upon Purchaser obtaining adequate financing. Ratos has sufficient cash on hand and liquid investments to permit Purchaser to purchase all of the outstanding securities of the Company in the Offer without outside financing. The involvement of Camfil in the negotiations leading up to the Offer is described in detail in Section 10 of this Offer to Purchase.

   Camfil, a private Swedish corporation, is a leading manufacturer of air filters and clean air technology. The principal executive offices of Camfil are located at Industrigatan 3, SE-619 33, Trosa, Sweden (telephone number:
+46-8-156-536-00). The company is represented through subsidiaries and distributors throughout Europe, Asia and North America. To date, Camfil's presence in the United States has been confined to the microelectronics cleanroom sub-industry, in which its subsidiary, Filtra Corp., a New Jersey corporation, is an acknowledged leader. Additional information about Camfil can be found on the company's web site at www.camfil.com

   The name, citizenship, business address, business telephone number, current principal occupation (including the name and principle business of the organization in which such occupation is conducted), and material positions held during the past five years (including the name and principle business of the organization in which such occupation was conducted), of each of the directors and executive officers of Camfil is set forth on Schedule B to this Offer to Purchase.

   Neither Camfil nor, to the best of its knowledge, any of its directors or officers, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in Shares in the past 60 days. Camfil has not purchased any Shares during the past two years.

   Except as set forth in Section 10, since April 1, 1998, there have been no negotiations, transactions or material contacts between Camfil, or, to the best of its knowledge, any of its directors, officers, associates or majority-owned subsidiaries, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, nor to the best knowledge of Camfil has there been any negotiations or material contacts between subsidiaries, executive officers and directors. Except as described in Section 10, neither Camfil, nor, to the best of its knowledge, any of its directors, officers, associates or majority-owned subsidiaries, has since April 1, 1998, had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer were Camfil to be considered an offeror for the Company thereunder.

 10.Background of the Offer; Contacts with the Company.

   On September 1, 1999, Ratos approached Camfil regarding an investment by Ratos in Camfil.

   During the fall of 1999, Ratos explored with Camfil possible investment opportunities in Camfil by Ratos.

   On December 8, 1999, John Johnston, President and Chief Executive Officer of the Company, contacted Jan Eric Larson, President and Chief Executive Officer of Camfil, via telephone and informed Mr. Larson that the Company had retained Tucker Anthony to explore strategic alternatives to maximize shareholder value. Mr. Johnston asked Mr. Larson if Camfil would be interested in participating in an auction process. Mr. Larson responded that Camfil would be interested in such an opportunity.

   Mr. Larson determined after his conversation with Mr. Johnston that Camfil could not finance the transaction independently. Mr. Larson consulted Camfil's regular financial adviser, Stefan Haskel of Erneholm

& Haskel AB, in mid-December, 1999, regarding the merit of an acquisition of the Company. On or around December 21, 1999, a representative of Camfil telephoned Ratos regarding the possible acquisition of the Company. The parties discussed the means by which Ratos might invest in Camfil by participating in the acquisition.

   On January 4, 2000, Camfil and Ratos reached an agreement in principal regarding the acquisition of the Company and Ratos' interest in acquiring a minority equity stake in Camfil, the main elements of the agreement being that Ratos would acquire the Company and could eventually transfer the Company to Camfil in exchange for 20% of the voting stock of Camfil.

   On January 7, 2000, Tucker Anthony, together with the senior management of the Company including Jack Meany, John Johnston, Richard Larson and Steve Pegg, made a presentation to Jan Eric Larson, Alan O'Connell, Johan Ryrberg and Armando Brunetti of Camfil regarding the Company's business, operations and projected results of operations. The meeting took place in Denver, Colorado.

   On February 4, 2000, Ratos and Camfil submitted a preliminary non-binding proposal letter to Tucker Anthony in which they indicated that they would be interested in acquiring the Company for a total purchase price of between $102,042,321-$117,997,097, i.e., between $13.50-$15.50 per Share.

   On February 9, 2000, Tucker Anthony indicated that the Company would not pursue a transaction at the valuation range indicated in the February 4, 2000, non-binding proposal of Ratos and Camfil. On or around February 10, 2000, a conference call was held between Ratos, Camfil and Tucker Anthony for the purpose of discussing the Company's projections.

   On February 11, 2000, Ratos and Camfil submitted an amendment to their non-binding proposal, which amendment increased the parties' non-binding aggregate valuation of the Company, subject to the findings of a due diligence investigation of the Company, to $137,940,567, or $18 per share. In this February 11, 2000, letter the parties also (i) explained that any acquisition of the Company would be effected by Ratos and not by Camfil, and (ii) indicated that they considered the Company's management to be integral to the success of the Company and the acquisition by Ratos of the Company would be conditioned on the execution of employment agreements with certain key employees of the Company.

   On February 14, 2000, a representative of Tucker Anthony reviewed a number of items with representatives of Ratos and Camfil regarding the corporations' February 11, 2000 amendment to their non-binding proposal. On February 15, 2000, Ratos and Camfil delivered to Tucker Anthony a final amendment to their non-binding proposal, which amendment confirmed the valuation the interested parties had placed on the Company in their February 11, 2000, letter and addressed several due diligence issues raised by a representative of Tucker Anthony, including, among other things, concerns over the financing of the transaction, the identity of the individuals whom the interested parties considered to be key employees, and the identification of the regulatory approvals that would be required to consummate the transaction.

   On February 19, 2000, an Exclusive Negotiating Agreement was entered into between the Company and Ratos, the term of the exclusive negotiating period thereunder expiring at midnight on March 10, 2000.

   From February 21, 2000, until March 1, 2000, representatives of Ratos conducted a due diligence investigation of the Company in Los Angeles. On February 24, 2000, representatives of Ratos met in New York with counsel to Ratos, Sullivan & Cromwell. Between February 23, 2000 and February 25, 2000, Mr. J.E. Larson and Mr. O'Connell traveled to most of the Company's domestic manufacturing facilities with Mr. Johnston.

   A conference call between representatives of Ratos, Camfil and the Company was conducted on March 6, 2000, regarding, among other things, environmental due diligence issues.

   On March 7, 2000, Mr. Johnston discussed valuation issues with representatives of both Ratos and Camfil. During these discussions, Ratos indicated that, due to certain due diligence findings, Ratos was not willing to pay $18.00 per Share as suggested in the February 11, 2000, amendment to the non-binding proposal. The parties tentatively agreed to a valuation for the Company of approximately $17.50 per Share, subject to the outcome of Ratos' investigation of its remaining due diligence concerns, which by this time were limited to certain litigation, environmental and real property matters.

   On March 10, 2000, the Board of Directors of the Company approved an extension of the exclusive negotiating period to permit Ratos to complete its due diligence investigation of the Company. By action of the Board of Directors the exclusivity period was extended until the execution by the Company and Ratos of an amendment to the Exclusive Negotiating Agreement, effective as of March 10, 2000, which extended the exclusive negotiating period until midnight on Saturday, March 25, 2000.

   On March 20 and 21, 2000, representatives of Ratos and Camfil met with their outside counsel at the New York offices of Sullivan & Cromwell to discuss, among other things, the remaining due diligence issues, the timetable for the transaction, the Merger Agreement, and employment issues relating to the ongoing employment following the Merger of the senior management of the Company.

   On March 22, 2000, representatives of Ratos and Camfil met with members of the senior management of the Company, including Mr. Johnston, at the Los Angeles offices of Sullivan & Cromwell to discuss employment-related matters. It was determined that the Employment Agreements already in place for the senior executives of the Company, with the exception of that of Mr. Johnston and Mr. Meany, were satisfactory and did not require revision prior to the commencement of the Offer.

   On March 23, 2000, Ratos and the Company's advisors met to negotiate the Merger Agreement at the Los Angeles (Century City) offices of Counsel to the Company, Gibson, Dunn & Crutcher. A draft of the Merger Agreement reflecting the day's negotiations and a draft of Tucker Anthony's fairness opinion were distributed to the members of the Board of Directors of the Company in the early evening. Negotiations continued the following day and included representatives of the management of each of Ratos, Camfil and the Company. Ratos and the management of the Company reached an agreement on the acquisition by Ratos, through Purchaser, of all of the outstanding Shares of the Company for $17.45 per Share, subject to Board approval. In addition, Mr. Johnston entered into a long term Employment Agreement with the Company, the effective date of the Agreement being the effective date of the Merger. The terms of the Employment Agreement of Mr. Johnston are set forth in Section 11 of this Offer to Purchase. Prior to the conclusion of the negotiations, the Company and Ratos executed an agreement that extended the exclusive negotiating period until midnight on March 27, 2000.

   On March 25, 2000, Ratos and Camfil finalized their agreement regarding the purchase by Ratos, through Purchaser, of the Company. This Share Exchange Option Agreement grants Ratos a put option whereby Ratos may require Camfil to purchase the shares of the corporation surviving the Merger in exchange for a minority equity interest in Camfil. The put option may only be exercised prior to November 1, 2000, if the shares of the Company have been delisted from the Nasdaq National Market and have ceased to be registered under the Exchange Act. The Share Exchange Option Agreement is described in greater detail in Section 11 of this Offer to Purchase.

   On March 26, 2000, the Board of Directors of the Company met to determine whether or not it was advisable for the Company to enter into the Merger Agreement as negotiated by the Company's management and advisers. The Board of Directors of the Company received presentations from the Company's legal and financial advisors and considered the Offer, the Merger and the Merger Agreement. At the meeting, Tucker Anthony delivered its opinion that, as of March 26, 2000, and based upon and subject to certain matters and assumptions, the consideration to be received by the holders of Shares pursuant to the Merger Agreement was fair from a financial point of view (the Tucker Anthony Fairness Opinion is described in greater detail in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the SEC on or around

April 4, 2000 (the "Schedule 14D-9"), which can be obtained for review in the manner described in Section 8 of this Offer to Purchase; the Tucker Anthony Fairness Opinion is attached as an exhibit to the Schedule 14D-9). After considerable deliberation, including a discussion of Tucker Anthony's fairness opinion, the Board of Directors of the Company determined that the terms of the Offer and the Merger were fair to and in the best interests of the shareholders of the Company and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined to recommend that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement. Subsequently, signature pages being held in escrow were released and the Merger Agreement became effective as of March 26, 2000. Also as of March 26, 2000, the individual members of the Board of Directors of the Company each executed an Agreement whereby each member agreed to, among other things, tender his Shares (including any and all options to purchase Shares) into the Offer, subject to a right of withdrawal should the Company receive an offer that is, among other things, more favorable to the Company's stockholders from a financial point of view than the Offer. Finally, Jack Meany executed an Amendment to his Employment Agreement on March 26, 2000, whereby Mr. Meany agreed to relinquish his duties as Chairman of the Board of Directors of the Company following the Merger and to accept the role of Director of Corporate Development. The terms of the Merger Agreement and the Agreement to Tender Shares are set forth in
Section 11.

   Copies of the Merger Agreement, the Agreement to Tender Shares and the Employment Agreement of Mr. Johnston have been filed as Exhibits to the Schedule TO filed by Ratos with the SEC and are available for inspection and copying at the principal office of the SEC in the manner set forth in Section
8. The foregoing descriptions of these documents are qualified in their entirety by reference to such documents.

 11.Purpose of the Offer; Plans for the Company; the Merger.

   Purpose. The purpose of the Offer is to acquire for cash at least a majority, and as many as possible, of the outstanding Shares as a first step in acquiring the entire equity interest in the Company.

   The Merger. The Merger Agreement provides that, promptly after the purchase of Shares pursuant to the Offer and receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of certain other conditions, Purchaser will be merged with and into the Company. Upon consummation of the Merger (the "Effective Time"), each then outstanding Share (other than Shares owned by the Company in treasury or by any subsidiary of the Company, owned by Ratos, Purchaser or any other subsidiary of Ratos or Shares, if any, that are held by Dissenting Stockholders), shall, by virtue of the Merger and without any action on the part of the holder thereof be converted into the right to receive $17.45 in cash, without interest, or any different amount per share which may be paid pursuant to the Offer.

   Vote Required to Approve Merger. Under the DGCL, if Purchaser owns at least 90% of the outstanding Shares, Purchaser could effect the Merger using the "short-form" merger procedures without prior notice to, or the vote of, or any action by, any other stockholders of the Company. Therefore, if at least approximately 6,565,100 Shares (or such greater number as may be necessary if options are exercised) are acquired pursuant to the Offer or otherwise, Purchaser will be able to and intends to effect the Merger without a meeting of holders of Shares. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the holders of a majority of the Company's outstanding Shares if the "short-form" merger procedure described above is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by Purchaser) is required to approve the Merger. If Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Tender Condition were satisfied and Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

   Conditions to the Merger. The respective obligations of the Company, Ratos and Purchaser to consummate the Merger are subject to the fulfillment of certain conditions set forth in the Merger Agreement, including:

     (a) if required by the DGCL, the approval of the Merger Agreement by the holders of a majority of the Shares;

     (b) the expiration or termination of any and all waiting periods applicable to the consummation of the Merger under the HSR Act;

     (c) the filing, other than the filing of the Delaware certificate of merger, with any Governmental Authority (as defined in the Merger Agreement) of all filings to be made prior to the Effective Time by Ratos or the Company or any of their respective subsidiaries in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, except where the failure to do so will not result in either a Company Material Adverse Effect or a Ratos Material Adverse Effect (as such expressions are defined in the Merger Agreement);

     (d) the procurement of all Government Consents (as defined in the Merger Agreement) required to be obtained prior to the Effective Time by Ratos or the Company or any of their respective subsidiaries in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, except where the failure to do so will not result in either a Company Material Adverse Effect or a Ratos Material Adverse Effect; and

     (e) there being no statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any court or other Governmental Entity of competent jurisdiction which restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by the Merger Agreement (collectively, an "Order") and there being no unresolved proceeding seeking that any such Order be instituted by any Governmental Entity.

   The obligations of Ratos and Purchaser to consummate the Merger are also subject to the satisfaction or waiver by Ratos prior to the Effective Time of certain other conditions set forth in the Merger Agreement, including:

     (a) the verity and correctness, in all material respects, as of the date of the Merger Agreement and as of the date of the Closing (as defined in the Merger Agreement) of the Merger, of the representations and warranties of the Company set forth in the Merger Agreement; and

     (b) the performance by the Company, in all material respects, of all obligations to be performed by it under the Merger Agreement at or prior to the date of the Closing of the Merger.

   Similarly, the obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company prior to the Effective Time of the following conditions:

     (a) the verity and correctness, in all material respects, as of the date of the Merger Agreement and as of the date of the Closing of the Merger, of the representations and warranties of Ratos and Purchaser set forth in the Merger Agreement; and

     (b) the performance by Ratos and Purchaser, in all material respects, of all obligations to be performed by them under the Merger Agreement at or prior to the date of Closing of the Merger.

   Termination of the Merger Agreement. According to its terms, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

     (a) by mutual written consent of Ratos, Purchaser and the Company, or by action of their respective Boards of Directors, whether before or after the approval of the Merger Agreement by the stockholders of the Company;

     (b) by action of the Board of Directors of either Ratos or the Company, if:

       (i) any Order permanently restraining, enjoining or otherwise prohibiting the Merger shall be entered (whether before or after the approval by the stockholders of the Company) and such Order is or shall have become nonappealable; provided, however, that the party seeking to terminate the Merger Agreement pursuant to such provision of the Merger Agreement shall have used reasonable commercial efforts to remove or lift such Order; or

       (ii) the Minimum Tender Condition shall not have been satisfied on or before May 31, 2000; or

     (c) by the Company, whether before or after the approval of the Merger Agreement by the stockholders of the Company, if:

       (i) the Purchaser fails to commence the Offer as provided in the Merger Agreement;

       (ii) after May 31, 2000, Purchaser shall have failed to accept the Shares for payment pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to such provision of the Merger Agreement shall not be available to the Company if it has breached in any material respects its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure referenced in such provision;

       (iii) the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate the Merger Agreement pursuant to such provision of the Merger Agreement shall not be available to the Company if it has breached in any material respects its obligations under the Merger Agreement in any manner that shall have proximately contributed to the termination or withdrawal of the Offer;

       (iv) prior to Purchaser's purchase of Shares pursuant to the Offer, the Company, after complying with the procedures set forth in the Merger Agreement, enters into a written agreement with another offeror with respect to a bona fide proposal by such offeror to acquire, directly or indirectly, for consideration consisting of cash and/or securities more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, and otherwise on terms which the Board of Directors of the Company by a majority vote determines in its good faith judgment (after consultation with its financial adviser) to be reasonably capable of being completed (taking into account all material legal, financial, regulatory and other aspects of the proposal and the third party making the proposal) and more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (a "Superior Proposal"); or
       (v) there has been a material breach by Ratos or Purchaser of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not curable or, if curable, is not cured prior to the earlier of (A) twenty days after written notice of such breach is given by the Company to Ratos, and (B) two business days before the date on which the Offer expires; or

     (d) by action of either Ratos or Purchaser, whether before or after the approval of the Merger by the stockholders of the Company, if:

       (i) after May 31, 2000, Purchaser shall not have accepted Shares for payment pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to such provision of the Merger Agreement shall not be available to Ratos and Purchaser if either of them has breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the occurrence of this failure to purchase Shares;

       (ii) the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Merger Agreement in a manner materially adverse to Ratos or Purchaser; or

       (iii) Purchaser shall have terminated the Offer in accordance with the provisions of Annex A to the Merger Agreement (which provisions are explained in Section 13 below); provided, however, that the right to terminate the Merger Agreement pursuant to such provisions of the Merger Agreement shall not be available to Ratos and Purchaser if either of them has breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the termination of the Offer.

   Following the election or appointment of the Ratos Directors (as defined below) and prior to the Effective Time, if any Independent Directors (as defined below) shall have been appointed, any termination of the Merger Agreement by the Company will require the concurrence of a majority of such Independent Directors.

   Termination Fee. The Merger Agreement provides that in lieu of any liability to pay damages, provided that there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company, then if Ratos shall have terminated the Merger Agreement for any reason other than the failure of the waiting periods under the HSR Act to have been satisfied, Ratos shall pay to the Company a fee of $6,701,216 within sixty (60) calendar days of such termination. Conversely, the Merger Agreement provides that in lieu of any liability to pay damages, provided that there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of Ratos or Purchaser, then if the Company shall have the right to terminate the Merger Agreement upon execution of a written agreement with respect to a Superior Proposal, the Company shall pay to Ratos within sixty (60) calendar days of such termination or, if earlier, concurrently with the closing of the transaction that is the subject of the Superior Proposal, a fee of $5,360,973, plus an expense allowance of $1,000,000.

   Amendment of the Merger Agreement. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties. Following the election or appointment of the Ratos Directors (as defined below) and prior to the Effective Time, if any Independent Directors (as defined below) shall have been appointed, the Company's consent to any amendment of the Merger Agreement will require the concurrence of a majority of such Independent Directors.

   Treatment of Options. The Merger Agreement provides that at the Effective Time, all outstanding purchase rights or options to purchase Shares (whether vested or unvested) (each a "Company Option") shall be canceled and only entitle each holder thereof to receive from the Surviving Corporation an amount in cash equal to, for each share with respect to such Company Option, the excess, if any, of (A) the Merger Consideration over (B) the per Share exercise price under such Company Option.

   Indemnification of Officers and Directors. The Merger Agreement provides that from and after the Effective Time, Ratos and the Surviving Corporation will, to the fullest extent that the Company would have been permitted under Delaware law, the Company's certificate of incorporation and bylaws and other agreements in effect on the date of the Merger Agreement, jointly and severally indemnify, defend and hold harmless any present or former director, officer, employee or agent of the Company or any of its subsidiaries (with certain specific exceptions), determined as of the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, settlement amounts, fines, losses, claims, demands, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, arising out of matters existing or occurring at or prior to the Effective Time, whether threatened, asserted or claimed prior to, at or after the Effective Time, which is based in whole or in part on, or arises in whole or in part out of the fact that such person was a director (including as a member of any special committee, if any) or officer of the Company or any of its subsidiaries (with certain specific exceptions).

   Treatment of Employee Benefits. The Merger Agreement provides that, following the Effective Time, the employees of the Company and its subsidiaries who are employed by the Surviving Corporation or its subsidiaries shall continue participating in the employee benefit plans and arrangements maintained by the Company, and Ratos shall cause the Surviving Corporation to honor, in accordance with their terms, all employee benefit obligations to current and former employees under the Compensation and Benefit Plans (as defined in the Merger Agreement) in existence on the date of the Merger Agreement and all employment or severance agreements entered into by the Company.

   Acquisition Proposals. The Company has agreed that neither it nor any of its subsidiaries nor any of its or its subsidiaries' employees or directors shall, and it shall direct and use its best efforts to cause its and its subsidiaries' agents and representatives (including any investment banker and any attorney, consultant or accountant retained by it or any of its subsidiaries (collectively, the "Company Advisors")) not to, directly or indirectly, initiate, solicit or otherwise facilitate any inquiries in respect of, or the making of any proposal for, a Third Party Acquisition (as defined below). The Company has further agreed that neither it nor any of its subsidiaries nor any of its or its subsidiaries' employees or directors shall, and it shall direct and use its best efforts to cause all Company Advisors not to engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any third party relating to the proposal of a Third Party Acquisition, or otherwise attempt to make or implement a Third Party Acquisition; provided, however, that if at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Company's Board of Directors determines in good faith, after taking into consideration the advice of its outside legal counsel, that it is likely to be required in order for its members to comply with their fiduciary duties under applicable law, the Company may, in response to an inquiry, proposal or offer for a Third Party Acquisition which was not solicited subsequent to the date of the Merger Agreement, (x) furnish non-public information with respect to the Company to any such person pursuant to a confidentiality agreement on terms substantially similar to the confidentiality agreement entered into between the Company and Ratos prior to the execution of the Merger Agreement and (y) participate in discussions and negotiations regarding such inquiry, proposal or offer; and provided, further, that nothing contained in the Merger Agreement shall prevent the Company or the Company's Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any proposed Third Party Acquisition or from withdrawing its recommendation of the Offer or the Merger in accordance with the terms of the Merger Agreement.

   Pursuant to the Merger Agreement, the Company's Board of Directors shall not withdraw its recommendation of the Offer or the Merger and the other transactions contemplated by the Merger Agreement or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the preceding sentence, if the Company's Board of Directors determines in its good faith judgment, after taking into consideration the advice of its outside legal counsel, that it is likely to be required in order for its members to comply with their fiduciary duties under applicable law, the Company's Board of Directors may withdraw its recommendation of the Offer or the Merger and the other transactions contemplated by the Merger Agreement, or approve or recommend or cause the Company to enter into an agreement with respect to a Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless the Merger Agreement is concurrently terminated in accordance with the relevant termination provision contained in the Merger Agreement.

   For purposes of the Merger Agreement, "Third Party Acquisition" means the occurrence of any of the following events:

     (a) the acquisition of the Company by merger or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Ratos, Purchaser or any of their affiliates (a "Third Party");

     (b) the acquisition by a Third Party of 15% or more of the total assets of the Company and its subsidiaries, taken as a whole (other than the purchase of the Company's products in the ordinary course of business);

     (c) the acquisition by a Third Party of 15% or more of the outstanding Shares;

     (d) the adoption by the Company of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend;

     (e) the repurchase by the Company or any of its subsidiaries of 15% or more of the outstanding Shares; or

     (f) the acquisition by the Company or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets are equal to or greater than 15% of the annual revenues, net income or assets of the Company and its subsidiaries, taken as a whole.

   Representations and Warranties; Covenants. The Merger Agreement contains representations, warranties and covenants that are typical of and customary to transactions of this kind.

   Composition of the Board of Directors. The Merger Agreement provides that promptly upon the purchase of the Shares pursuant to the Offer, and from time to time thereafter, if the Minimum Tender Condition shall have been met, Ratos shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Director (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Ratos or its affiliates bears to the total number of Shares then outstanding; provided, however, that if Purchaser shall have acquired at least 90% of the outstanding Shares in the Offer, Parent shall be entitled to designate all of the members of the Company's Board (the "Ratos Directors"). In furtherance thereof, the Company shall, upon request of Ratos following the Expiration Date, promptly take all actions necessary to cause the Ratos Directors to be so appointed, including, if necessary, increasing the size of the Company's Board of Directors (to the extent permitted by the Company's certificate of incorporation and bylaws) and/or seeking the resignations of one or more existing directors. The Merger Agreement further provides that if Purchaser shall not have acquired at least 90% of the outstanding Shares prior to the Effective Time, the Company's Board of Directors shall at all times have at least two members who were members of the Company's Board of Directors on the date of the Merger Agreement and who were neither officers of the Company nor of any of its subsidiaries, nor officers or directors of Ratos or any of its affiliates (the "Independent Directors").

   Agreement to Tender and Resign. To induce Ratos and Purchaser to enter into the Merger Agreement, on March 26, 2000, Robert Batinovich, Richard P. Bermingham, Dennis R. Brown, A. Frederick Gerstell, John C. Johnston, John J. Kimes, H. Jack Meany and John A. Sullivan (each of whom is a member of the Board of Directors of the Company, collectively, the "Directors"), Ratos and Purchaser entered into an agreement pursuant to which each of the Directors agreed:

     (a) to tender his Shares into the Offer and not to withdraw any Shares so tendered unless the Board of Directors of the Company in the future determined to recommend another offer to the shareholders of the Company that would be more favorable from a financial point of view to the shareholders of the Company; and

     (b) to the extent required in order to allow the Company to comply with the applicable provisions of the Merger Agreement and in accordance with the terms and conditions contained in the Merger Agreement:

       (i) to take all actions necessary to appoint such number of new members of the Board of Directors of the Company as shall be designated by Ratos in accordance with the Merger Agreement; and

       (ii) to resign as a director of the Company upon the request of Ratos and/or Purchaser.

   Employment Agreement of Chief Executive Officer. As part of the negotiations surrounding the Offer, the Company and John C. Johnston (the "CEO") entered into an Amended and Restated Employment Continuation Agreement, dated as of March 27, 2000 (the "Employment Agreement"), pursuant to which the Company and the CEO agreed to extend the term of the existing employment relationship between the

Company and the CEO until December 31, 2003. The effective date of the Employment Agreement is the Effective Date of the Merger.

   The Employment Agreement provides that during the employment period the CEO's position, authority and responsibilities shall be at least commensurate with those held by, exercised and assigned to the CEO immediately prior to the Effective Date.

   During the term of the Employment Agreement the CEO shall be entitled to receive a base salary at least equal to $204,000 and shall also be entitled to participate in an annual bonus plan on the same terms and conditions as the annual bonus plan the CEO had participated in during the fiscal year immediately preceding the Effective Time. The maximum annual bonus that may be earned by the CEO under the annual bonus plan is 180% of the CEO's base salary. The Employment Agreement also provides that the CEO shall participate in the benefit plans of the Company, as well as perquisites and fringe benefits provided by the Company, at a level commensurate with the CEO's participation in such plans, perquisites or benefits, as the case may be, immediately prior to the Effective Date, or if more favorable to the CEO, at the level made available to the CEO at any time thereafter. Thus, the CEO will be eligible to participate in a special bonus plan expected to be developed by the Surviving Corporation following the Merger the purpose of which will be to replace the stock option awards currently made available to the CEO and other senior managers of the Company and to provide the CEO with adequate incentives to stimulate superior job performance. The total cumulative compensation available to all participants over the course of the next 4 years under such a special bonus plan is not expected to exceed $5 million.

   In addition to the customary cases of termination for death or disability of the CEO, the Employment Agreement may be voluntarily terminated by the CEO for any reason and by the Company for Cause (as defined therein). In the event that the Employment Agreement is voluntarily terminated by the CEO (for any reason other than Good Reason (as defined in the Employment Agreement)) or by the Company for Cause, the Company shall pay the CEO the base salary accrued through the date of termination and any vested amount or benefits owed to the CEO under any applicable employee benefit plans and programs (in accordance with the terms of such plans or programs), including any compensation previously deferred by the CEO. This is a change from the CEO's former Employment Agreement, which provided that the CEO would be paid one year's salary, bonus and benefits if the CEO voluntarily terminated the Employment Agreement in the period commencing six months after, and ending twelve months after, a change of control of the Company. If the Employment Agreement is terminated by the CEO for Good Reason or by the Company for Cause, in addition to the above payments, the CEO shall be entitled: (a) to receive a cash amount (payable in fifty-two equal instalments) equal to two times the sum of (i) the CEO's annual base salary and (ii) the last annual bonus earned by the CEO; and
(b) to continue participating in any medical, health, dental, group life and group disability insurance plans in which the CEO participated prior to the date of termination of the Employment Agreement for two years thereafter. So long as the CEO is receiving such compensation, he may not in any way compete with the business of the Company.

   Share Exchange Option Agreement. Ratos, Camfil and certain majority shareholders of Camfil have entered into a Share Exchange Option Agreement dated as of March 25, 2000 (the "Option Agreement"), which Option Agreement grants Ratos the right to require Camfil to purchase all of the outstanding shares of the Surviving Corporation in exchange for certain shares of Camfil, all in accordance with the terms and conditions of the Option Agreement. Pursuant to the Option Agreement, Ratos may exercise the put option, should it wish to do so, during the period beginning on the later of (and not before):
(i) the date on which the shares of Common Stock of the Company cease to be registered under the Exchange Act, and (ii) the date on which the Merger has been consummated by the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the Merger Agreement (the "Going Private Conditions"), and ending on November 15, 2000; provided, however, that if the Going Private Conditions have not been satisfied on or before October 31, 2000, Ratos may exercise the put option in any event between November 1, 2000 and November 15, 2000, inclusive. The put option and any and all rights thereunder shall expire and terminate on November 16, 2000, if it has not been exercised prior to or on such date.

   The Option Agreement further provides that from the date of any transfer of the shares of the Surviving Corporation to Camfil, Camfil shall assume all of the obligations of Ratos and Purchaser under or relating to the Merger Agreement. Should Ratos or any of its directors, officers, employees, agents or subsidiaries, or any of its subsidiaries' directors, officers, employees or agents suffer a loss relating to the Offer, the Merger or the Merger Agreement, Camfil shall indemnify the relevant Ratos party for such loss.

   Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

   If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Ratos of a written withdrawal of his demand for appraisal and acceptance of the Merger.

   The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

   Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

   Rule 13e-3. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger.

12.Source and Amount of Funds.

   Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $135 million (the "Tender Funds"). As of March 29, 2000, Ratos had cash on hand and invested liquid assets of approximately $655 million; it will draw upon these assets when funding Purchaser. Ratos expects to obtain a portion of the Tender Funds from one or two Swedish banks from which it borrows on a regular basis, provided that the terms of any such financing are attractive to Purchaser. However, Ratos has not yet reached an agreement with either bank regarding such financing. Ratos securing such credit is not a condition of the Offer and should Ratos not be able to obtain financing on attractive terms, it will in any event transfer the Tender Funds to, and maintain the Tender Funds with, Purchaser.

13.Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer or the Merger Agreement, and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to Purchaser's obligation to pay for or return tendered shares after termination or withdrawal of the Offer, neither Purchaser nor Ratos shall be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and, if required by Section 1.1(b) of the Merger Agreement, Purchaser shall extend the Offer by one or more extensions until May 31, 2000, as provided in Section 1.1(b) of the Agreement, and, except as otherwise provided in the Merger Agreement, may terminate the Offer at any time after May 31, 2000 if (i) less than the number of Shares necessary to satisfy the Minimum Tender Condition have been tendered pursuant to the Offer prior to the expiration of the Offer and not withdrawn; (ii) any applicable waiting periods under the HSR Act have not expired or terminated prior to the Expiration Date of the Offer; or (iii) at any time after the date of the Merger Agreement, and before acceptance for payment of any Shares, any of the following events shall occur and be continuing on or after May 31, 2000:

  (a) There shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign court or other Governmental Entity (other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger) that, in the reasonable judgment of Purchaser, would be expected to, directly or indirectly:

     (i) prohibit or impose any material limitations on Purchaser, Camfil or Ratos' ownership or operation of all or a material portion of the Company's businesses or assets, or compel Purchaser, Camfil or Ratos to dispose of or hold separate any material portion of its businesses or assets or, where applicable, its Subsidiaries' business or assets, or the business or assets of the Company or its Subsidiaries, in each case taken as a whole;

    (ii) prohibit, or make illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

    (iii) result in the material delay in or restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares; or

    (iv) impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

  (b)(i) The representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date (except for representations and warranties made as of a specified date) but only if the respects in which the representations and warranties made by the Company are inaccurate would in the aggregate have a Company Material Adverse Effect;

     (ii) the Company shall have failed to comply with its covenants and agreements contained in the Merger Agreement in all material respects which failure is likely to have a Company Material Adverse Effect and, with respect to any breach or failure described in clause (b)(i) or (b)(ii) above that can be cured, the breach or failure shall not have been cured prior to ten (10) Business Days after Purchaser has furnished the Company written notice of such breach or failure; or

     (iii) there shall have occurred any events or changes which have had or which are likely to have a Company Material Adverse Effect; or

  (c)  There shall have occurred and continue to exist:

     (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index);

     (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks, or any limitation (whether or not mandatory) by any Governmental Entity on, or other event materially adversely affecting, the extension of credit by lending institutions in the United States; or

     (iii) a commencement of a war or armed hostilities directly involving the United States, which has and continues to have a material adverse effect on the trading of securities on the New York Stock Exchange.

   In any event, Purchaser may terminate the Offer immediately if:

  (d) The Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Ratos (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement or the Merger, or recommended another proposal or offer for the acquisition of the Company, or the Board of Directors of the Company shall have resolved to do any of the foregoing; or

  (e) The Merger Agreement shall have terminated in accordance with its terms.

   The foregoing conditions, other than the Minimum Tender Condition, are for the sole benefit of Ratos and Purchaser and may be waived upon the mutual agreement of Ratos and Purchaser, in whole or in part at any time and from time to time. The failure by Purchaser or Ratos at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, except as otherwise provided in the Merger Agreement.

14.Dividends and Distributions.

   Pursuant to the Merger Agreement, the Company has agreed that during the term of the Merger Agreement the Company may not declare, set aside or pay any dividend or any other distribution with respect to the shares of Common Stock.

15.Certain Legal Matters.

   General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Ratos and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Ratos' business or that certain parts of the Company's or Ratos' business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for shares is subject to certain conditions. See Section 13.

   Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of Purchaser's obligation to accept Shares for payment.

   Pursuant to the HSR Act, Ratos will file a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC on Wednesday, April 5, 2000. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Ratos. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on

Thursday, April 20, 2000, unless early termination of the waiting period is granted or Ratos receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Ratos with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares pursuant to the Offer or seeking divestiture of shares acquired by Purchaser or the divestiture of substantial assets of Ratos, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

   Foreign Approvals. The Company owns property or conducts business in various foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the shares pursuant to the Offer. There can be no assurance that Ratos will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or impair Ratos, Purchaser or the Company or any of their respective affiliates, following consummation of the Offer or Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. See Section 13.

   Federal Reserve Board Regulations. Regulations G, T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the shares) if such credit is secured directly or indirectly by margin stock. Ratos and Purchaser will attempt to ensure that the financing of the acquisition of the Shares will be in compliance with the Margin Regulations.

   State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar
v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquirer of "Control Shares" (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

   Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger. See Section 11.

   Based on information supplied by the Company, Purchaser does not believe that any state takeover laws purport to apply to the Offer or the Merger. Neither Purchaser nor Ratos has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

   If it is asserted that one or more state takeover laws applies to the Offer and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 13.

   Exon-Florio Under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 ("Exon-Florio"), the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to Exon-Florio, notice of an acquisition by a foreign person is to be made to the Committee on Foreign Investment in the United States ("CFIUS"), which is comprised of representatives of the Departments of the Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the United States Trade Representative's Office and the Council of Economic Advisors and which has been selected by the President to administer Exon-Florio, either voluntarily by the parties to such proposed acquisition, merger or takeover or by any member of CFIUS.

   A determination that an investigation is called for must be made within 30 days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within 45 days of such determination. Any decision by the President to take action must be announced within 15 days of the completion of the investigation. Although Exon-Florio does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if notification is not made, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that the national security of the United States has been threatened or impaired. Purchaser does not believe that the Offer or the Merger threatens to impair the national security of the United States and does not intend to notify CFIUS of the proposed transaction.

16.Fees and Expenses.

   Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses and Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

   Purchaser has retained ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.Miscellaneous.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   Neither Purchaser nor Ratos is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

   Purchaser and Ratos have filed with the SEC a Statement on Schedule TO pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in
Section 8.

   No person has been authorized to give any information or make any representation on behalf of Ratos or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          Ratos Acquisition Corp.

April 4, 2000

                                   SCHEDULE A

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF RATOS AND PURCHASER

   The following tables set forth the name, business address, present principal occupation and principal business of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of Ratos and Purchaser. Unless otherwise specified, each person listed below is a citizen of Sweden. The business address of each such person is c/o Forvaltnings AB Ratos, Drottninggatan 2, SE-111 96, Stockholm, Sweden.

                             Forvaltnings AB Ratos

                           Present Principal Occupation or Employment,
 Name                  Material Positions Held During the Past Five Years
 ----                  --------------------------------------------------
 Olof Stenhammar Present Principal Occupations:
                 Chairman of the Board of Directors of Forvaltnings AB Ratos
                 (since 1998); Chairman of the Board of Directors of OM Gruppen
                 AB (Stock Exchange Operator, Manufacturer of Stock Exchange
                 Software) (since 1996); Senior Partner of Ledstiernan AB
                 (private equity firm) (since 1998).

                 Material Positions Held During the Past Five Years:
                 Member of the Board of Directors, of Forvaltnings AB Ratos
                 (since 1994; (appointed Chairman in 1998)); President and
                 Chief Executive Officer of OM Gruppen AB (March 1984-March
                 1996).

 Peggy Bruzelius Present Principal Occupations:
                 Chairman of the Board of Directors of Grand Hotel Holdings AB and Lancelot Asset Management; Member of the Board of
                 Directors of Forvaltnings AB Ratos (since 1998), AB
                 Electrolux, Scania AB (truck manufacturer), and Celsius AB
                 (defense contractor).

                 Material Positions Held During the Past Five Years:
                 Executive Vice President responsible for Asset Management of
                 Skandinaviska Enskilda Banken (1997) (bank); President of ABB
                 Financial Services (1991-1997).

 Harry Faulkner  Present Principal Occupations:
  (UK citizen)
                 Chairman of Arcona (property management company), B&N
                 Nordsjofrakt (shipping company) and SEB Fondforvaltning (asset management firm); Member of the Board of Directors of Forvaltnings AB Ratos (since 1986), Ahlstrom (Finland) (forest products company), EQT Denmark Scandinavian Equity Partners 1
                 (private equity firm), Tetra Laval (packaging company);

                 Material Positions Held During the Past Five Years:
                 Retired; formerly President and Chief Executive Officer of
                 Alfa-Laval (farming products).

 Goran Grosskopf Present Principal Occupations:
                 Chairman of the Board of Directors of Tetra Laval Group
                 (packaging company); Member of the Board of Directors of Forvaltnings AB Ratos (since 1996).

                 Material Positions Held During the Past Five Years:
                 See above.

                             Present Principal Occupation or Employment,
 Name                     Material Positions Held During the Past Five Years
 ----                     --------------------------------------------------

 Mikael Lilius        Present Principal Occupations:
 (citizen of Finland)
                      President and C.E.O. of Gambro AB (medical technology
                      company); Member of the Board of Directors of
                      Forvaltnings AB Ratos (since 1997), Huhtamaki Oy
                      (packaging company); Instrumentarium Oy (medical
                      technology company) and Perlos Oy (tele-communications
                      and electronics company).

                      Material Positions Held During the Past Five Years:
                      See above.

 Lars Soderberg       Present Principal Occupations:
                      Member of the Board of Directors of Forvaltnings AB Ratos
                      (since 1998) and Omnibroker.com (e-commerce company);
                      Business Development Director of Omnibroker.com.

                      Material Positions Held During the Past Five Years:
                      Postal Development Manager, TNT Express Worldwide
                      (trucking company).

 Sven P.O. R:son      Present Principal Occupations:
  Soderberg
                      Member of the Board of Directors of Forvaltnings AB Ratos
                       (since 1971).

                      Material Positions Held During the Past Five Years:
                      Chairman of the Board of Directors of Forvaltnings AB
                      Ratos (1993--1998) and Skandia (insurance company)
                      (1988--1999).

 Arne Karlsson        Present Principal Occupations:
                      Chief Executive Officer of Forvaltnings AB Ratos (since
                      January 1, 1999); President and Chairman, Ratos
                      Acquisition Corp.

                      Material Positions Held During the Past Five Years:
                      Chief Analyst, Atle AB (private equity firm) (1993--
                      1998); Managing Director of Atle Mergers & Acquisitions
                      AB (private equity firm) (1996--1998).

 Thomas Mossberg      Present Principal Occupations:
                      Executive Vice President of Forvaltnings AB Ratos (since
                      1988).

                      Material Positions Held During the Past Five Years:
                      Employed by Forvaltnings AB Ratos since 1977.

 Bo Jungner           Present Principal Occupations:
                      Senior Investment Manager of Forvaltnings AB Ratos (since
                      1998); Vice President, Treasurer and Secretary of Ratos
                      Acquisition Corp.

                      Material Positions Held During the Past Five Years:
                      Employed by Brummer & Partners (investment bank) (1996--
                      1998); SEB Enskilda Securities (1983-1996).

                            Ratos Acquisition Corp.

                             Present Principal Occupation or Employment,
 Name                     Material Positions Held During the Past Five Years
 ----                     --------------------------------------------------
                      Present Principal Occupations and Material Positions Held
 Arne Karlsson        During the Past Five Years are set forth above.

                      Present Principal Occupations and Material Positions Held
 Bo Jungner           During the Past Five Years are set forth above.

                                   SCHEDULE B

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                               OFFICERS OF CAMFIL

   The following table sets forth the name, present principal occupation and principal business of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of Camfil. Unless otherwise specified, each person listed below is a citizen of Sweden. The business address of each such person is c/o Camfil AB, Industrigatan 3, SE-619 33 Trosa, Sweden.

                                    Present Principal Occupation or Employment,
                                      Material Positions Held During the Past
 Name                                                Five Years
 ----                               -------------------------------------------
 Jan Eric Larson                    Present Principal Occupations:
                                    President and Chief Executive Officer of
                                    Camfil AB; Member of the Executive
                                    Management Group of Camfil Group; Member of
                                    the Board of Directors of Camfil since
                                    1983; Member of the Board of Directors of
                                    Kaare A Rustad A/S.
                                    Material Positions Held During the Past
                                    Five Years:
                                    See Present Principal Occupations.
 Johan Markman                      Present Principal Occupations:
                                    Executive Vice President and Chief
                                    Financial Officer of Camfil AB; Member of
                                    the Executive Management Group of Camfil
                                    Group; Member of the Board of Directors of
                                    Camfil AB since 1983; Member of the Board
                                    of Directors of Exportforeningen (Swedish
                                    export association), Trosa Stadshotell AB
                                    (hotel), and Trobo AB (municipal real
                                    estate management company).
                                    Material Positions Held During the Past
                                    Five Years:
                                    See Present Principal Occupations.
 Eric Giertz                        Present Principal Occupations:
                                    Member of the Board of Directors of Camfil
                                    AB since 1992; Managing Director and Senior
                                    Consultant of IndustriEkonomi AB
                                    (consulting firm); Associate Professor in
                                    Industrial Economics and Management at the
                                    Royal Institute of Technology, Stockholm.
                                    Material Positions Held During the Past
                                    Five Years:
                                    See Present Principal Occupations.
 Carl-Anders Sundvik                Present Principal Occupations:
                                    Chairman of the Board of Directors of
                                    Camfil AB; Member of the Board of Directors
                                    of Camfil AB since 1990; Member of the
                                    Board of Directors of various SEB Bank
                                    subsidiaries; Managing Director of SEB e-
                                    Invest; Vice Chairman of Coalition of
                                    Swedish Service Industries.
                                    Material Positions Held During the Past
                                    Five Years:
                                    Vice President of European Mortgage
                                    Federation; Managing Director of SEB
                                    Telephone and Internet Bank, and Managing
                                    Director of SEB Mortgage Bank.

                                    Present Principal Occupation or Employment,
                                      Material Positions Held During the Past
 Name                                                Five Years
 ----                               -------------------------------------------
 Christer Zetterberg                Present Principal Occupations:
                                    Member of the Board of Directors of Camfil
                                    AB since 1998; Chairman of Industrial
                                    Development & Investment AB, Ekman & Co. AB
                                    (import-export company), Segerstrom &
                                    Svensson AB (electronics industry), TumIT
                                    AB (investment company), Micronic Laser
                                    Systems AB and SwedeShip Marine AB
                                    (shipyard); Member of the Board of
                                    Directors of L E Lundbergforetagen AB (real
                                    estate company), MoDo AB (forest products
                                    company) and Wedins Norden AB (shoe and
                                    glove retailer).
                                    Material Positions Held During the Past
                                    Five Years:
                                    See Present Principal Occupations.
 Carl Wilhelm Ros                   Present Principal Occupations:
                                    Member of the Board of Directors of Camfil
                                    (since 1999); Chairman of Framfab AB
                                    (internet consulting firm), Atle AB
                                    (investment company), VLT AB (newspaper
                                    publisher); Member of the Board of
                                    Directors of SEB, AssiDoman AB (forest
                                    products company), NCC AB (construction
                                    company) and Profilgruppen AB (aluminum
                                    profile company).
                                    Material Positions Held During the Past
                                    Five Years:
                                    Senior Executive Vice President of Ericsson
                                    AB.
 Alan O'Connell                     Present Principal Occupations:
                                    Vice President - Sales of Camfil AB; and
                                    Member of the Executive Management Group of
                                    Camfil Group.
                                    Material Positions Held During the Past
                                    Five Years:
                                    See Present Principal Occupations.
 Johan Ryrberg                      Present Principal Occupations:
                                    Vice President and Chief Operating Officer
                                    of Camfil AB; and Member of the Executive
                                    Management Group of Camfil Group.
                                    Material Positions Held During the Past
                                    Five Years:
                                    Director of Finance and Administration of
                                    Anixter Sverige AB (computer company).
 Armando Brunetti                   Present Principal Occupations:
                                    Managing Director of Filtra Corp. (U.S.A.);
                                    and Member of the Executive Management
                                    Group of Camfil Group.
                                    Material Positions Held During the Past
                                    Five Years:
                                    See Present Principal Occupations.
 Michael Krasa                      Present Principal Occupations:
                                    Managing Director of Camfil GmbH (Germany);
                                    and Member of the Executive Management
                                    Group of Camfil Group.
                                    Material Positions Held During the Past
                                    Five Years:
                                    Director of Finance for DOM, a division of
                                    Black & Decker.

                                          Present Principal Occupation or
                                                    Employment,
                                      Material Positions Held During the Past
 Name                                               Five Years
 ----                               ------------------------------------------
 Bengt Osswald                      Present Principal Occupations:
                                    Managing Director of Camfil International
                                    AB; and Member of the Executive Management
                                    Group of Camfil Group.
                                    Material Positions Held During the Past
                                    Five Years:
                                    See Present Principal Occupations.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

        By Mail:             By Overnight Courier:            By Hand:
     Reorganization             Reorganization             Reorganization
       Department                 Department                 Department
      P.O. Box 3301           85 Challenger Road            120 Broadway
  South Hackensack, NJ         Mail Stop - Reorg             13th Floor
          07606              Ridgefield, NJ 07660        New York, NY 10271

          By Facsimile Transmission (For Eligible Institutions Only):
                                 (201) 296-4293

                Confirm Receipt of Facsimile by Telephone Only:
                                 (201) 296-4860

   Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its address and applicable telephone number listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                    [LOGO]
                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                                17 State Street
                                   10th Floor
                               New York, NY 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064